Exhibit 99.1

HEALTH ENHANCEMENT PRODUCTS, INC.

JULY 18, 2012

PRESIDENT’S REPORT TO SHAREHOLDERS

Hello everyone and welcome to the annual shareholder meeting. My name is Andrew Dahl and I was appointed President and Chief Executive officer in December of last year, almost 7 months ago. Since this is uppermost in everyone’s mind, I would like to begin with an explanation for the delays in the research that commenced earlier this year. We had hoped that test results would be available no later than the end of March, coinciding with the close of the first quarter. Technical issues created delays, and it seemed that we were always just a week or two from announcing something concrete, only to be faced with yet another delay, which brings us to the middle of July. We had already cancelled a conference call in June due to technical delays and decided not to wait any longer. We will use this meeting as an opportunity to share what we have to date.

For those of you who may not have listened in to the first conference call on January 17th of this year, we had engaged the world’s largest private research organization to help us isolate and identify the bioactive compound or compounds that generated positive results for healthy cholesterol balance in tests conducted at Wayne State University and at Oakland University under the supervision of contracted scientists. The in vivo phase of this project began in mid-January in Columbus, Ohio.

The purpose of these tests was threefold – first, we needed to make sure that the methods we have been using to isolate the bioactive compounds were not changing or destroying the compounds during that same process of isolation. Secondly, we needed to make sure that the chemical fingerprint we had established to predict cholesterol bioactivity for any given sample was actually the right fingerprint, and we weren’t headed down the wrong track. Thirdly, we had to make sure our feedstock, the PAZ being produced in Scottsdale, was consistent from lot to lot. With positive results, we would be in a position to analyze and identify the active compound or compounds from this same study. Further, we intended to launch a second in vivo study as the first one was drawing to a conclusion.

When we received our first blood lipids results in late March, the results, although positive, and I must repeat, the tests were positive, the test groups that showed bioactivity were for the most part the ones we had expected to light up, but not exactly.  Further, the total cholesterol count was inconsistent. As a precaution, we requested a re-run, which took some weeks to schedule and execute.

For those of you listening in, I’m pointing to a chart that displays the total cholesterol count for the subjects tested, and now, I’m pointing to a chart that displays the HDL cholesterol for the same subjects tested. As you can see, groups 3,4,6,7 and 8 show substantial increases in HDL, and would show equally dramatic decreases in LDL. And, now, I’m pointing to a chart that displays triglyceride count for the subject tested, with results we expected across the board. Generally, PAZ and its isolates don’t seem to have much of an effect on triglycerides.

Per our request, our research partner attempted to re-run the blood lipid tests as a back-up to the first set, but the results were inconclusive because the remaining samples were too small and the results were flat across the board.  So we went back and jointly re-examined the methodology of the first run, reviewed the protocols, the numbers, the equipment and are satisfied with the validity of the numbers. I’ll explain in a moment why that’s important.

Further, our research partner encountered difficulties attempting to emulate the genetic tests that previous researchers had used to test for bioactivity. Therefore, results that were expected in late March soon slipped to April. At that point, we mutually agreed that to resolve equipment and process issues in the middle of a time-sensitive study probably wasn’t a good idea, and we opted for a more complex, more costly and time-consuming genetic testing platform, but one in which the contract research organization is skilled and well-practiced.

The results would take longer to achieve, but the degree of consistency and confidence would be very high. And, there was a silver lining to the situation – this more robust genetic testing platform provided a level of accuracy and sensitivity that would be acceptable to most any scientist in most any field, from animal science to pharmacology.

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With respect to these genetic tests, we approached the entire process carefully, given the stakes involved.  First, we authorized our contract research organization to proceed with its internal testing platform and protocols as I just described. As a backup, we invited Dr. Smiti Gupta to also run genetic tests using samples from the in vivo study in her own lab at Wayne State University, with her own technicians, equipment and testing platform.

The results of Dr. Gupta’s genetic tests pointed to strong and statistically valid expression of the gene responsible for ApoA1 – a protein that functions as the kernel of a high-density lipoprotein particle, or “good” cholesterol, in a test sample we refer to as Fraction #3 – a sample with maybe a handful of small molecules. That result ties backed to two previous studies, one in March of 2011 and another in December of 2010 that presented similar results.

I was advised just over one week ago that the ApoA1 genetic test conducted in Columbus showed solid and repeatable results. However, I must caution everyone that this is a very preliminary outcome and we’ll be waiting another week or two before a formal report can be issued. I apologize for these delays – they are as unexpected as they are unavoidable.

The results are important on a variety of levels. As you may know from various releases, company communications and the last conference call, identifying the bioactive compound launches a series of activities, from FDA compliance to manufacturing development. But, the results of these tests and subsequent isolation of the bioactive compound, even if we don’t know precisely what it is, bring us to another important threshold.

A few months ago, we were made aware of a potential business arrangement: if the results were positive and the active isolated, we would be in a position to negotiate a risk-sharing agreement, whereby a  development partner would fund the cost of synthesizing a lead compound for potential drug development and validation for a share of downstream revenue.

The results we have in hand and results we expect in a few weeks may bring us to that threshold or very close to it. To reiterate, we have positive results for the blood lipid tests from this most recent in vivo study conducted by an independent outside lab. We have statistically significant ApoA1 expression for Fraction #3 from the genetic tests conducted at Wayne State University using samples from the in vivo study. We have flat results for a re-run of the blood lipid tests that can be attributed to sample size. And finally, we have very preliminary indications that the ApoA1 genetic tests conducted by our research partner that show accurate and repeatable activity. We expect to issue a report within a few weeks, but I can’t be more specific, because our research partner can’t be more specific at this time.

As I mentioned previously, the results from these tests, along with the prior data accumulated in previous studies, have the potential to drive a number of activities, and a prospective risk sharing arrangement would be beneficial to the Company, especially when you consider the cost and resource commitment in developing a synthetic molecule that mimics the properties of a naturally- occurring bioactive compound. I read this as possible access to capital and resources without share dilution, but you can draw your own conclusions. It’s also important to point out that a synthetic development program funded by a risk-sharing agreement would be administered by that research partner, whose primary incentive would be to get this done as quickly and efficiently as possible, and then move on to validation.

At the same time, HEPI still holds the intellectual property rights, and we would be offering options to interested parties at various milestones along the developmental pathway. The further along we are in the synthetic development process, the higher the potential option payments because the execution risk continues to shrink and the value increases as the project moves forward. This is an attractive package, even as the economy stumbles and there are rumblings about increased federal regulation.

To that end, we had previously announced an arrangement with Dr. Ken Kohn, who is also the Company’s patent counsel, to present this opportunity to the pharmaceutical industry both as a licensing/option proposition or as a capital funding/risk-sharing proposition. As most of you know, many of the large pharmaceutical companies have their own satellite venture funds, or are formally associated with private equity and venture funds that specialize in underwriting specifically these types of endeavors. Having patent counsel as the lead in negotiating intellectual property ownership is not coincidental. We are protecting our core intellectual property, the basis for the value of this entire enterprise. Dr. Kohn is not alone, as I’ve spent a considerable amount of time and effort in building an executive team to move our strategic plan forward.

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Dr. Scott Freeman, our recently appointed chief science officer, has an extensive background in clinical trials, compliance and running a drug development program, in addition to his many other accomplishments, especially in the area of autoimmune research. In my humble estimation, he is a rare find because his expertise in drug development also lends itself to other market verticals we’re addressing. For those of you who follow the food and dietary supplement markets, our federal government has become very aggressive in policing both these industries, demanding sophisticated clinical studies and exacting manufacturing processes in order to enter the market. We’ve spent the last month transferring two years of accumulated data and project history to Dr. Freeman, and he’s preparing to exert his influence on the research going forward. I’ve asked the good doctor to offer a few remarks at the close of my presentation.

We’ve also appointed Mr. Fredrick Pollack as the Company’s director of business development to take on and manage the business relationships with pharmaceutical firms, nutraceutical makers and animal health companies, effectively teaming up Dr. Kohn and me to drive the business aspects of a potential deal, and then taking the lead in relationship management once that deal is in place. Mr. Pollack is formerly Vice-President Business Development with High Throughput Genomics, and previously director of strategic business development and translational medicine sales at Affymetrix, both leading-edge biotech firms.

Rounding out the team is Dr. Robert Ovrebo, who some of you may remember conducted a study for HEPI back in 2006. We recently re-contacted Dr. Ovrebo and invited him to work with us in a consulting capacity as we develop business relationships in the animal health field to create co-development programs for preventative and therapeutic applications.

I should also include Mr. Brian Young, who recently joined the board of directors. Although he’s not involved in day to day aspects of research, product development or business development, his past experience and perspective is invaluable in terms of properly positioning the Company from the point of view that an institutional investor or venture partner may have. His past successes are case histories of how to deliver exceptional performance for the benefit of all involved and I welcome his presence on the board.

As was mentioned in the January 17 conference call, our near-term income and value-building will most likely occur in the functional food, dietary supplement and medical food verticals, for both humans and animals. There are at this juncture too many opportunities for any one person to pursue effectively, and we’ve opted for the team approach. Further, the team itself builds credibility for the company and makes my primary tasks of capital funding and strategic partnering easier to accomplish, along with managing the research, as I have done for the past few years. I use the word ‘easier’ in a relative sense. As many of you are pointedly aware, raising capital and approaching other companies to take a chance on HEPI in this business climate remains a challenge.

You’ve just heard Phil Rice’s comments on where we stand with our capital raise. With funding from HEP Investments, Venture Group, Inc. and several key shareholders, over the last six months we’ve been able to stabilize the company, get the reporting and auditing under control, put financial controls in place and begin to expand the scope of research.

What we’ve not been able to do is make up for time lost in 2011. I know that many of you have waited patiently for positive developments from HEPI. That wasn’t possible without significant funding or a stable source of revenue, neither of which was available in sufficient amount to move the research forward until mid-December of 2011, about the same time I came on board.

Although HEPI managed to stay afloat in 2011, there was only modest progress on the research front. I commend shareholders Howard Shapiro, Christopher Maggiore and Robert McLain, MARSH and of course Laith Yaldoo of HEP Investments for stepping into the breach in early to mid-2011 and providing a window within which we could raise additional funds to keep the operation going.

And even with new funding, Phil Rice and I were faced with negotiating past due payables, taxes and financial commitments entered into before our arrival on the scene. I think we’ve made good progress, and we’re in a position to retire those obligations over time. At the same time, we are compelled to look ahead and plan for the future, both near and long term, AND work toward making the Company attractive to institutional investors and credible to industry analysts.

Your proxy materials included a ballot for the current board of directors and also asked you to vote for or against an increase in the authorized share base. I will not waste time with the details, but suffice it to say that by bringing in funding this past December, we effectively pulled the company back from the brink, but used up what remained of available shares authorized only 22 months ago.

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Further, I will not at this time comment on why or how it came to be that an authorization to increase the share base to 150 million from 100 million just 22 months ago finds us asking to increase the share base again, other than to state that this situation was presented to us late last year as Phil Rice and I assumed our respective roles in the Company, and we are working to make the best of it.

The shareholder vote to increase the share base to 200 million will allow us to move forward by attracting additional capital until such time as royalties, option payments and risk-sharing agreements are in the offing. It is in everyone’s best interest, including the management and board, to be very judicious with these newly authorized shares, as it is very likely we will not be able to increase the share base ever again.

I should also point out the obvious:  an outsized float for a company this small is not something that makes institutional investors or industry analysts very happy. And, it makes it that much more difficult for management to drive the P/E and sustain it over time. Think about it, we have to drive 33% more net earnings at 200 million shares outstanding to get the same share price as 150 million outstanding.

However, these shares are our only currency for expansion and operations in 2012 and beyond. Allow me to give you an overview of our near-term plans, to be realized with new capital.

I’ve already introduced to you the team we’re building to monetize the company’s portfolio of intellectual property. We will be adding a part-time research manager and a part-time bioinformatics specialist to our staff in the next few weeks to assis in a scale-up of product development and compliance activities.

We’ve also retained Ms. Suzanne Shelton, principal of The Shelton Group, a PR firm specializing in the functional food and dietary supplement industries based in the Chicago, Illinois area. Ms. Shelton counts many of the food ingredient and dietary supplement companies among her clients, and has also served on the boards of industry trade associations. We are in the process of developing a branding strategy for our food ingredient vertical and the dietary supplement ingredient vertical. Please note the word ‘ingredient’ in both verticals. As stated in previous communications, we are not interested in fielding our own branded consumer product here in the US.

However, we are still compelled to create recognition for the Company and its products within the food and supplement industries, much in the same way that Intel pushes its ‘Intel Inside’ branding, even when its core product resides within a PC manufactured, marketed and branded by others. That’s why we’re launching an aggressive campaign to build a profile in the food and supplement industries so that as we bring product to market, our potential licensees and customers are already familiar with our story and take our claims and business propositions seriously. Speed to market. Speed to adoption.

I also want to take this opportunity to re-state our defining corporate policy and product planning mantra: Health Enhancement Products brings to market only those products and applications that have been thoroughly developed and tested, that are fully compliant or in the process of becoming compliant, and performing as claimed for that product category. If it takes a bit longer or costs a little more money, it will pay multiple dividends as we move forward.

The regulatory environment for food ingredients, dietary supplements and performance enhancers is increasingly hostile and complex. From the very beginning, we must assure our partners and customers that we have the processes and controls in place to assure them of the highest quality, compliance and efficacy for each and every one of our products and category applications.

Our future partners and customers have reputations to uphold, market share to defend and liabilities to protect against. If we’re substandard by any measure, we’re not holding up our end of the bargain. If we’re not providing top-notch technical support, manufacturing development expertise and product innovation, we can’t justify the steep prices we intend to charge for our premium product.

That brings us to the next action item in our near-term plan: many of you are aware that the Company operates a grow facility in Scottsdale, Arizona. This is where the Company’s proprietary algae culture is maintained and periodically harvested. It’s our core intellectual holding and feedstock for research. Over the last few months, we designed and costed an all-new grow facility, to be erected inside a warehouse the Company had leased some time ago. In the same space, we intend to add laboratories devoted to quality assurance, product testing and new grow techniques.

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In the future, this is where we intend to develop new cultures and new feedstock for novel and improved products. Yes, it may seem premature to talk about future products before we’ve launched our first product into the marketplace, but investors, analysts and potential partners want to be assured that HEPI is not a one-trick pony. Part of our pitch to them is a product line extension strategy.

Some of you may be aware that the Company had in years past sponsored research at the Bigelow Laboratories in Maine, specifically the CCMP under the direction of Dr. Willie Wilson. That organization now has a new name – the National Collection of Marine Algae and Microbiota, or NCMA. Dr. Wilson had previously studied the PAZ co-culture and planned to separate out each of the individual algae strains, run genetic tests and culture them individually. We will be reactivating that research shortly, the results of which will be scaled up at the new grow facility in Scottsdale.

Therefore, the grow facility in Scottsdale will concern itself primarily with protecting the PAZ culture and continuing to provide feedstock for research and product development. It will also be charged with optimizing individual algae strains or mixed algae strains, developing new grow techniques and production methodologies related to the algae itself. But that’s half the story.

Food processors don’t try to figure out how or what to do with a potential ingredient. In order to integrate a new ingredient into their production line, they need an ingredient that works with their particular food chemistry and process requirements. And, it has to meet federal and state food safety regulations. This is not research, per se. This is product development and manufacturing development, in other words, the “D” in “R&D”. Our research partners discover the bioactive compounds, figure how they work, figure out the chemical structure and conduct the basic studies to meet compliance. They aren’t necessarily going to figure out how to mix it with corn flakes and keep it stable for 9 months in the back of your pantry. That’s the work of food scientists.

Once we’ve identified the bioactives and how to produce them efficiently, we move to adapt those bioactives to food or supplement processing requirements that may be different for every category we approach. In some cases, such as pressing into a gel cap, this may be fairly straightforward. In other instances, such as a sports beverage, there may be a half-dozen other ingredients that may react with our ingredient, either rendering it inactive, or changing something else in the drink.

There’s quite a bit of science involved here, too, but fortunately at that point, we expect to be working under a contract or risk-sharing agreement with our prospective customer. This is very different from the research work being conducted at Battelle, and very different from the algae-focused work at our grow facility in Scottsdale.

In any case, it’s a different set of resources, to which end we’ve proposed to invest $10 million in an R&D/product development center in Michigan to develop different versions of our bioactive compounds and adapt them to different food, beverage and supplement applications. By doing so, we would be able to keep all that intellectual property in-house, we could protect with patents and trade secrets our core bioactives, we could drive up the value of our product applications and spread our bets across a much wider spectrum of customers. I’m sure some of you are probably wondering where that $10 million is coming from.

The R&D/product development center will eventually employ up to 60 well-compensated scientists and technical personnel. Because of the job-creating potential, the center may be financed with a combination of state and county-backed loans, a potential bond offering and tax credits, along with an innovative lease buyback agreement with the property owner and developer. Further, Michigan has a unique tax credit program whereby a larger biotech firm can receive dollar for dollar tax credits for investing in a smaller biotech firm, such as ours. We may qualify for this program, as well.  As I mentioned previously, we want to be judicious with the newly authorized share count. It has to last us for quite a while.

This state of the art facility would allow us the flexibility to rapidly address market opportunities or potential strategic arrangements. For example, if we approach a sports drink marketer and subsequently execute a co-development deal, we won’t have to issue RFP’s, negotiate contracts and then manage an outside product development firm while we work around their timetable. Instead, we could assemble the right people with the right credentials in our own facility dedicated to our objectives and our timing needs, and we go to work.

If the situation changes, if a bigger, better opportunity comes along, we could shift gears, re-focus or we could add staff to take advantage of it. Once again, you may be wondering why we’re talking about a product development center now. The short answer is the lead time between starting the funding process and opening the doors for business. We want to be ready when the bioactives are fully characterized and not end up sitting on our hands, waiting for our product development capability to come online, or having to rely on outside resources to optimize the value of our products.

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So, while our risk-sharing partner is developing a potential synthetic molecule and future drug applications for the long term, we can move forward with our near-term food and supplement business for humans and animals.

The plan also calls for a variety of initiatives, some of which we’ve already covered in detail, such as the ongoing research. These initiatives have real costs and resource requirements attached to them, so like the R&D center or the grow room upgrades they are concrete investments in the Company’s future.

You may recall from the January 17 conference call I stated that a minimum of $4 million was required to place HEPI on a solid foundation and begin moving it forward again -- $2 million to stabilize the company’s finances and get research back on track, and another $2 million kick product development and licensing into gear. As of this date, we have taken in roughly $1.5 million in new capital funding since December 1, 2011, not in one lump sum and in terms of forward progress, not exactly where we want to be. But, we’ve managed to keep things moving, albeit a bit more slowly, toward our goal as we continue to raise capital. Once again, given the difficult economic conditions and the uncertainty that creates, we appreciate the trust placed in us to move this company forward.

The risk-sharing/capital funding initiative takes up considerable time and effort from just about everyone associated with the company, and incurs significant logistical and legal costs, as well. At this juncture, we are still planning for a minimum of another $900,000 from HEP Investments, another $200,000 from beneficial shareholder Christopher Maggiore and several other significant shareholders. Further, we anticipate another $2 million will be raised over the next few months, and we are responding to a due diligence request. I’m not at liberty to disclose the entities involved at this time.

That capital funding makes possible the current research underway and already discussed in detail, as well as all the initiatives that flow from the research or work in parallel, such as the nearly $60,000 we have earmarked for patent applications worldwide and renewal payments over the next year. We have 3 patents in application, and two patents granted. We are applying for extended patent protection in Europe, South America and Asia on patent applications and existing patents. This doesn’t comprehend anything new that we develop and wish to patent over the next year.

While I did mention Suzanne Shelton and corporate branding just a few minutes ago, and how we need to establish a profile in the food and supplement industries, I did not describe the cost and effort involved in the business development work to create those relationships with manufacturers, processors and marketers – another costly and time-intensive initiative, but one absolutely critical to our success.  No matter how good our products are, no one is going to beat a path to our door. Suzanne Shelton, Fred Pollack and I are working together to activate a strategic plan and contact those firms targeted as potential partners and customers for the Company’s products and category applications.

One of those category applications is bovine mastitis, or inflammatory infection of the udder. This condition afflicts up to 10% of our country’s dairy herd at any given time and costs the milk producer industry more than $2 billion annually. The typical course of treatment is antibiotics for 4 to 5 days, but the dairy cow is then kept out of production for another 10 days so the antibiotics can clear the system and don’t show up in the milk. Dr. Ovrebo conducted a study where our proprietary algal product was able to reduce the inflammatory response and infection within 5 days – without antibiotics and without the 10-day waiting period. Based on our review of current regulations and production methodology, we believe we can have a working prototype in the field in a matter of months, and are moving forward with organizing a field study.

As mentioned in the January conference call, we’re working on putting together a few modest revenue drivers that don’t involve a lot of capital or a lot of risk that can help fund the higher-risk, higher-return revenue opportunities, while providing the company with a stable financial foundation.

The same model is applied to dietary supplements for human use. Once the bioactive compounds are identified, we will be rethinking the entire production process and have held substantive discussions with algae producers and production consultants to help define a cheaper, faster and more consistent method of producing a single strain of bioactive algae, or a method of processing those algae into a stable ingredient format.

Once again, this is a process that involves some experimentation and validation of the proposed production methodology, and we expect to focus on this application over the next 6 months in order to have a product concept we can potentially license to supplement makers and marketers.

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Simultaneously, we have a compliance strategy to activate which is yet another capital-intensive initiative. From everything we know now, we can divide the product portfolio into an anti-inflammatory/anti-oxidant application and a cholesterol regulation application, and therefore test each property separately. Because of the animal studies already conducted, we are looking at two more animal tests to establish safety and dosage. And, it’s our opinion at this time, subject to change based on changing regulation and advice provided by our FDA counsel, that healthy cholesterol safety and efficacy may require only one human trial. Both can be completed as the new high-volume production methodology is being sorted out.

And finally, we have an initiative that we began in early January of year – pulling the ProAlgaZyme product off the market and terminating our licensing agreement with Ceptazyme for a variety of material breaches and placing the Company at risk of non-compliance with federal and state regulations. As I mentioned earlier, it is our stated objective to bring to market those products and applications that have been tested, that are compliant and perform as claimed.

 We filed suit against Ceptazyme, pleading for declaratory relief, effectively asking the courts to declare the license agreement null and void, given all the breaches of contract that we believe had taken place. Ceptazyme responded with its own suit, claiming damages. A court date has been set for some time in October 2013, and we’ll keep everyone posted on our progress.

From the standpoint of initiatives and activating the overall strategic plan, we have much to do and a very exciting outlook.

There’s lots more we can do. But, we can’t work on everything at once, simply because we don’t have the capital, resources or staff to do so, and from a management perspective, it wouldn’t make sense anyway. We have to carefully model the opportunities available to us and analyze which ones will generate the greatest return in the shortest span of time with the lowest execution risk. That means some things will get put off or cancelled. Here are some Action Items we have put on hold:

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Companion animal (dog, cat, horse) dietary supplements and feed, especially dry

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Dry food, corn or grain-based product opportunities for human consumption

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Strategic partnering, co-development or risk-sharing arrangements re medical foods

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Any market research or market development work outside the US

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Any scale up of production capacity at our current or new grow facility

Operationally, we’re trying to keep overhead as low as possible and put action items on hold:

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No corporate ID or marketing materials outside of business cards and stationery

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No new website –sorry, but this will have to wait

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No permanent office space in Michigan – we are working out of two small temp offices to keep expenses in line

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Minimal upgrades to Scottsdale facility – we are focused on the grow room only. The rest of the facility will remain mostly vacant for the time being

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No additional full-time employees, again to keep expenses in line

And, of course, there are some things we will probably never do, such as building out our own high-volume production facility for any product or category application. The grow facility and the R&D/product development facility is where we gain the most value and it positions us for maximizing our licensing potential. Anything beyond that is very likely a commodity proposition or adds significantly to organizational complexity without a corresponding increase in ROI, and quite frankly we’re not really structured or capitalized for it.

The Company anticipates an income stream to begin developing in late 2012 or early 2013 consisting primarily of:

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Advances or upfront licensing fees from nutraceutical makers and marketers, animal feed/supplement makers

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Advances, co-development funding or upfront licensing fees from food ingredient makers, food processors or brand names

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I’d like to thank you for taking time to attend in person or call in to the conference line, and hope you found the information presented to be useful. Despite the delays, which are certainly problematic, we are confident that the planning, the market and financial assumptions are realistic and can be achieved in a timely manner.

We will keep you apprised of our progress on the scientific front and our efforts in capital funding. And yes, there will be a 3rd quarter conference call roughly 3 weeks after the close of the quarter, to coincide with the filing of the quarterly report. Thank you again for attending and listening in.

At this time, I would like to invite Dr. Scott Freeman to say a few words.

July 18, 2012